Filed with the Securities and Exchange Commission on May 14, 2009 Registration No. 333-______
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Multimedia Games, Inc.
(Exact name of registrant as specified in its charter)

Texas	74-2611034
(State or other jurisdiction	(I.R.S. employer identification no.)
of incorporation or organization)

206 Wild Basin Rd. South, Bldg. B, Suite 400 Austin, Texas 78746
(Address of principal executive offices)  (Zip code)

Multimedia Games, Inc. 2008 Employment Inducement Award Plan
(Full title of the plan)

Uri Clinton
Senior Vice President, General Counsel and Corporate Secretary
Multimedia Games, Inc.
206 Wild Basin Rd. South, Bldg. B, Suite 400
Austin, Texas 78746
(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (512) 334-7500.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered[1]	Amount to be registered[2]	Proposed maximum offering price per share[3]	Proposed maximum aggregate offering price[3]	Amount of registration fee

2008 Employment Inducement Award Plan

Common Stock Par Value $0.01 per share	2,500,000	$2.85	$7,125,000	$398.29

TOTAL	2,500,000		$7,125,000	$398.29

1   The securities to be registered include options and rights to acquire the common stock of Multimedia Games, Inc. (the “Common Stock”).

2   In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.

3   Estimated pursuant to Rule 457(h) and 457(c) of the Securities Act solely for purposes of calculating the registration fee.  The price for the shares under each plan is based upon the average of the high and low prices of the Common Stock on May 12, 2009, as reported on the Nasdaq Global Select Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference

The following documents and information previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)        The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as filed with Commission on December 15, 2008 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as amended by Amendment No. 1 as filed with the Commission on January 28, 2009 and Amendment No. 2 as filed with the Commission on March 6, 2009.

(b)        All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c)        The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-3, as filed with the Commission on November 25, 1996, and as amended on Form S-3/A as filed with the Commission on January 6, 1997.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.            Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.            Interests of Named Experts and Counsel

Inapplicable.

Item 6.             Indemnification of Directors and Officers

Article 2.02-1.B of the Texas Business Corporation Act, as amended (the “TBCA”), grants to a corporation the power to indemnify a person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director of the corporation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred in connection therewith, only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed that (a) in the case of conduct in his official capacity as a director of the corporation, his conduct was in the corporation's best interests, and (b) in all other cases, his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. Article 2.02-1.C limits the allowable indemnification by providing that, except to the extent permitted by Article 2.02-1.E, a director may not be indemnified in respect of a proceeding in which the person is found liable (1) on the basis that he improperly received a personal benefit, whether or not the benefit resulted from an action taken in his official capacity, or (2) to the corporation. Article 2.02-1.E provides that if a director is found liable to the corporation or is found liable on the basis that he received a personal benefit, the permissible indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. Finally, Article 2.02-1.H provides that a corporation shall indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in defense of the proceeding.

With respect to the officers of a corporation, Article 2.02-1.O of the TBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify and advance expenses to directors under Article 2.02-1. Further, Article 2.02-1.O provides that an officer of a corporation shall be indemnified as, and to the same extent, provided by Article 2.02-1.H for a director.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was an officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.

Article Ten of the Registrant’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), provides that a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except to the extent that any applicable law may prevent such director from being relieved of such personal liability.

The Registrant’s Second Amended and Restated Bylaws, as amended (the “Bylaws”), provides for the indemnification of its officers, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the TBCA.

The Registrant has entered into indemnification agreements with certain of its officers that contractually provide for indemnification and expense advancement.  Both the Bylaws and the agreements include related provisions meant to facilitate the indemnitees’ receipt of such benefits.  These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of a reviewing party that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and (iii) the establishment of certain presumptions in favor of an indemnitee.  The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined therein). In addition, the Registrant may purchase officers liability insurance policies for its officers.

The above discussion of Article 2.02-1 of the TBCA and of the Registrant’s Articles and Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such statute, the Articles and the Bylaws.

Item 7.	Exemption From Registration Claimed

Inapplicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on May 13, 2009.

MULTIMEDIA GAMES, INC.

By:	/s/ Uri Clinton
Uri Clinton
Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

The officers of Multimedia Games, Inc., whose signatures appear below, hereby constitute and appoint Anthony M. Sanfilippo and Uri Clinton, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 13, 2009.

Signature	Title

/s/ Anthony M. Sanfilippo	President, Chief Executive Officer and Director
Anthony M. Sanfilippo	(Principal Executive Officer)

/s/ Adam D. Chibib	Chief Financial Officer
Adam D. Chibib	(Principal Financial Officer)

/s/ Uri Clinton	General Counsel and Corporate Secretary
Uri Clinton	(Principal Accounting Officer)

/s/ Neil E. Jenkins	Director
Neil E. Jenkins

/s/ Emanuel R. Pearlman	Director
Emanuel R. Pearlman

/s/ Robert D. Repass	Director
Robert D. Repass

/s/ Justin A. Orlando	Director
Justin A. Orlando

EXHIBIT INDEX

3.1
Amended and Restated Articles of Incorporation of the Registrant is incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission effective May 15, 1997, and as amended on the Registrant’s Form 10-Q filed with the SEC for the quarter ended December 31, 2003.

3.2	Second Amended and Restated Bylaws of the Registrant, as amended, are incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-K filed with the SEC effective December 15, 2008.

5.1	Legal Opinion of DLA Piper LLP (US)

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in signature pages to this registration statement)

99.1	2008 Employment Inducement Award Plan is incorporated by reference to Exhibit 10.13 to the Registrant’s Form 10-K filed with the SEC effective December 15, 2008.